Pricing Supplement No. 2, Revised                                Rule 424(b)3
dated March 10, 1999                                        File No. 33-44369
(to Prospectus dated December 4, 1991,
and Prospectus Supplement dated May 13, 1992)


                    THE DOW CHEMICAL COMPANY
                   Medium-Term Notes, Series D
               (Registered Notes - Floating Rate)
     Due From Nine Months to Thirty Years From Date of Issue


Principal Amount:  USD 150,000,000.00

Issue Price: 100.000%

Original Issue Date: March 15, 1999

Stated Maturity Date: March 15, 2000

Form: [X] Book-Entry  [ ] Certificated

Specified Currency:  USD
(If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency:
[ ] Yes [X] No

Authorized Denominations:
(Applicable  only  if  Specified  Currency  is  other  than  U.S.
Dollars)

Base  Rate: [ ] Commercial Paper Rate [X] LIBOR [ ] Treasury Rate
[ ] Other (see attached)

Interest Reset Period: 3 months

Interest Payment Period: 3 months

Interest Reset Dates: 15th of March, June, September and December or next business day
(If other than as specified in the Prospectus Supplement)

Interest  Payment  Dates: 15th of June, September,  December  and
March or next business day
(If other than as specified in the Prospectus Supplement)

Initial Interest Rate: 4.90%        Index Maturity: 3 months

Maximum Interest Rate: n/a          Minimum Interest Rate: n/a

Spread (+/-): -10 bps               Spread Multiplier: n/a

Optional Redemption: [ ] Yes  [X] No

Initial Redemption Date:

The Redemption Price shall initially be ___ % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by ___ % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Optional Interest Rate Reset: [ ] Yes  [X] No
     Optional Reset Dates:

Optional Extension of Maturity: [ ] Yes  [X] No
     Extension Period:
     Number of Extension Periods:
     Final Maturity Date

Discount Note: [ ] Yes  [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:

Discount or Commission: 0.000%

Agent/Purchaser: Goldman Sachs & Co.

The ratio of earnings to fixed charges of the Company for the five years ended December 31, 1997 was 3.1 (1993), 3.7 (1994),
7.3 (1995), 6.2 (1996) and 5.8 (1997)  and for the nine months ended September 30, 1998 was 4.6. For the purpose of such ratio, earnings consist of income before (i) taxes on income, (ii) minority interests, (iii) extraordinary items, (iv) capitalized interest and amortization of capitalized interest and (v) fixed charges and after adjustment for unremitted earnings of nonconsolidated affiliates. Fixed charges consist of interest on all indebtedness, amortization and debt expense, discount and premium and a portion of rentals deemed to represent an interest factor, and exclude capitalized interest.